Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of The Lovesac Company on Form S-8 File No. 333-232674 of our report dated April 29, 2020, with respect to our audits of the consolidated financial statements of The Lovesac Company as of February 2, 2020 and February 3, 2019 and for the fiscal years then ended, which report is included in this Annual Report on Form 10-K of The Lovesac Company for the fiscal year ended February 2, 2020.

/s/ Marcum llp

Marcum llp

Hartford, Connecticut

April 29, 2020